AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

Traccom Inc.

P.O. Box 8906

4774 Park Granada, Suite 10

Calabasas, CA 91372

(714) 308-3340; https://www.traccom.com

Copy to:

Lahdan S. Rahmati, Esq.

Richard A. Weintraub, Esq.

Weintraub Law Group, PC

10085 Carroll Canyon Road, Suite 230

San Diego, CA 92131

UP TO 350,887 SHARES OF COMMON STOCK

PRICE: $2.85 PER SHARE

Traccom Inc., a Delaware corporation (the “Company,” “we,” “our,” “ours,” “us,” or “Traccom”) is offering a maximum of up to 350,887 shares of our common stock, par value $0.00025 per share (referred to herein as the “Shares”) in a Tier 2 offering under Regulation A (the “Offering”).

This Offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 2 offerings, which means that there is no guarantee that any minimum amount will be sold in this Offering. Offers and sales of the Shares will be made by our Chief Executive Officer, Harry Steck, who will not receive any commissions or other remunerations for his efforts. We reserve the right to engage the services of a registered broker-dealer who will offer, sell and process the subscriptions for the Shares, although we do not presently expect to engage such selling agent. If any broker-dealer or other agent/person is engaged to sell our Shares, we will file a post-qualification amendment to the offering statement of which this Offering Circular forms a part disclosing the names and compensation arrangements prior to any sales by such persons. See “Plan of Distribution” on page 18 in this Offering Circular.

All of the Shares being offered for sale by the Company will be sold at a fixed price of $2.85 per share for the duration of the Offering. There is no minimum amount that we are required to raise from the Shares being offered hereby. There is no guarantee that we will sell any of the Shares being offered in this Offering. Additionally, there is no guarantee that this Offering will successfully raise enough funds to implement our Company’s business plan or to pay for the expenses of this Offering. We have engaged Colonial Stock Transfer Company, Inc. as an escrow agent to hold funds tendered by investors. We may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

The approximate date of the commencement of the sales of the Shares in this Offering will be the calendar day following the date on which the Offering is qualified by the U.S. Securities and Exchange Commission (“SEC” or the “Commission”) and on a continuous basis thereafter until the maximum number of Shares offered hereby are sold.

The offering will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) the date which is one year after this Offering has been qualified by the SEC, or (3) the date on which this Offering is earlier terminated by us in our sole discretion. No sales of Shares will be made prior to the qualification of the Offering statement by the SEC.

Common Stock	Price to Public	Proceeds to Issuer (before expenses)(1)
Per Share	$2.85	$2.85
Maximum Offering 350,887	$1,000,000	$1,000,000

(1)We estimate the total expenses of this Offering will be approximately $40,000.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering. There is, as of the date of this Offering Circular, no public market for the securities offered hereby. There can be no assurance that a liquid market for the securities offered hereby will develop, or if one should develop, will continue. Any market that should develop may not be liquid.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE INVESTING.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS, AS DEFINED IN RULE 501 (A) OF REGULATION D (17 CFR §230.501 (A)), AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV AND NOTE THE SEC’S RECENTLY ADOPTED AMENDMENTS TO THE “ACCREDITED INVESTOR DEFINITION” ON AUGUST 26, 2020. SEE “PLAN OF DISTRIBUTION – INVESTMENT LIMITATIONS.”

This Offering Circular is following the offering circular format described in Part II (a)(1)(i) of Form 1-A.

The date of this Preliminary Offering Circular is March __, 2021, subject to completion.

IMPORTANT NOTICES TO INVESTORS

NASAA UNIFORM LEGEND

IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this Offering Circular. We have not authorized anyone to provide you with any information other than the information contained in this Offering Circular. The information contained in this Offering Circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this Offering Circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this Offering Circular. This Offering Circular will be updated and made available for delivery to the extent required by the federal securities laws.

Unless otherwise indicated, data contained in this Offering Circular concerning the tracking device industry, the tracking device market, and the other markets relevant to our operations are based on information from various public sources. Although we believe that this data is generally reliable, such information is inherently imprecise, and our estimates and expectations based on this data involves a number of assumptions and limitations. As a result, you are cautioned not to give undue weight to such data, estimates or expectations.

EXEMPTIONS UNDER JUMPSTART OUR BUSINESS STARTUP ACT

Traccom Inc. is an emerging growth company. An emerging growth company is one that had total annual gross revenues of less than $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. Our company would lose its emerging growth status if we were to exceed $1,000,000,000 in gross revenues. We are not sure if this will ever take place.

Because we are an emerging growth company, we have the exemption from Section 404 (b) of Sarbanes Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934, under Section 404(b). We are now exempt from the internal control assessment required by subsection (a) that requires each independent auditor that prepares or issues the audit report for the issuer shall attest to, and report on, the assessment made by the management of the issuer (forthcoming). We are also not required to receive a separate resolution regarding either executive compensation or for any golden parachutes for our executives as long as we continue to operate as an emerging growth company.

The Company hereby elects to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1).

We will lose our status as an emerging growth company in the following circumstances:

•The end of the fiscal year in which our annual revenues exceed $1 billion.

•The end of the fiscal year in which the fifth anniversary of our IPO occurred.

•The date on which we have, during the previous three-year period, issued more than $1 billion to nonconvertible debt.

•The date on which we qualify as a large accelerated filer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Description of Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Offering Circular constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will,” or “would” or the negatives of these terms or other comparable terminology.

You should not place undue reliance on forward-looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•our dependence upon external sources for the financing of our operations;

•our ability to attract or maintain a critical mass of users to accept our products in a cost-effective manner;

•we are an emerging growth company with no operations;

•the amount and nature of competition from companies in the tracking device industry that manufacture tracking device products, with well-established and low-cost alternatives;

•our success establishing and maintaining contractual business arrangements;

•our initial success depends on a single customer;

•our inability to secure and maintain patent or other intellectual property protection for the intellectual property covering our marketed products or our product candidates could harm our ability to compete;

•the effects of COVID-19;

•the effects of any reforms or changes in the tracking device industry; and

•our ability to achieve, maintain regulatory approvals and comply with applicable regulations.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

RISK FACTORS

The SEC requires that we identify risks that are specific to our business and our financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest. You should carefully consider each of the following risks, together with all other information set forth in this offering circular, including the financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occurs, our business could be harmed. In that case, you may lose all or part of your investment.

Risks Related to our Company, Generally.

We are an early-stage business with a limited operating history. A purchaser of Shares will have limited benefit in reviewing the company’s prior performance.

The company was incorporated in Delaware in November 2018, and has a limited operating history. Any review of the company’s prior performance may not determine the likelihood of the company achieving its business objectives. A purchaser of Shares should consider an investment in the company in light of the risks, uncertainties, and difficulties frequently encountered by other early-stage companies. A purchaser should not rely upon the past performance of the company or any of its affiliates as indicative of the company’s potential future performance.

No market studies have been or will be performed regarding the offer and sale of Shares.

The Board has independently determined all aspects of the Offering. The company may be unable to sell a sufficient portion of Shares to facilitate its successful operation. Even if the company sells the maximum offering amount, it may nonetheless fail to ever become profitable.

We operate in a competitive market which could constrain our future growth and profitability.

We plan to operate in highly competitive markets. Some of our competitors and potential competitors have significantly greater financial, technical, sales and marketing and other resources than we do. Existing or new products and services that provide alternatives to our products and services could materially impact our ability to compete in these markets. Some of our known competitors are Biotronik, Boston Scientific, Abbott, Gego, Samsung and Spytec, among others. As the markets for our products and services continue to develop, additional companies, including companies with significant market presence in the tracking device or monitoring industry, could enter the markets in which we compete and further intensify competition. In addition, we believe price competition could become a more significant competitive factor in the future. As a result, we may not be able to maintain our historic prices and margins, which could adversely affect our business, results of operations and financial condition. As a further result of such competition, our new solutions and sales strategy could fail to gain market acceptance. If our products do not perform as expected, or if our sales fall short of expectations, our business may be adversely affected.

Shareholders will have little to no control over the company’s operations, and will rely almost exclusively on the Board and the company’s executive officers to operate the company’s business.

The Board will have wide authority to make decisions regarding the company and its day-to-day operations, and may take actions with which a holder of Shares disagrees.

Our success depends on the effects of any reforms or changes in the tracking device industry, and our ability to achieve and maintain regulatory approvals, and comply with applicable regulations.

With respect to federal, state and local regulations, there is a risk of reforms or changes in the current federal, state and local regulations as it may relate to the operations of the Company in the area of tracking device requirements or regulations, among other regulations. Such changes could have a material adverse effect on the Company and its financial condition. Our products must maintain compliance with the Federal Aviation Administration and similar government authorities in any international markets, however, our products need only two redundant ways to turn on and off in-flight, and our products have three ways. Additionally, we will apply to and seek approval from the Federal Communications Commission and the European equivalent, because, to sell tracking devices in the European Union, a product must apply for and obtain a CE Marking. While we believe we will obtain any such approval or compliance, we cannot make any guarantees.

We are dependent upon external sources for the financing of our operations.

In the event we do not sell all of the Shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds described below. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

The company’s accounted or reported results of operations may be adversely affected by changes in accounting principles generally accepted in the United States.

Generally accepted accounting principles in the United States are subject to interpretation by the Financial Accounting Standards Board, the Commission, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a material effect on the company’s accounted or reported results of operations, and may even affect the accounting or reporting of transactions completed before the announcement or effectiveness of a change.

The failure of any bank in which the company deposits its funds could reduce the amount of cash the company has available for operation.

The Board intends to deposit the cash and cash equivalents of the company in bank accounts insured by the Federal Insurance Deposit Corporation (“FDIC”). FDIC generally only insures limited amounts per depositor per insured bank. Currently, FDIC is insuring up to two hundred fifty thousand dollars ($250,000) per depositor per insured bank for interest-bearing accounts. If the company’s deposits exceed these federally insured levels or if any of the banking institutions holding its cash fails, the company may lose such deposits over the federally insured levels. The loss of such deposits could reduce the amount of cash the company has available to utilize in operations.

We may require additional capital to fund further development, and our competitive position could decline if we are unable to obtain additional capital or access the credit markets.

We may seek to raise capital through the public or private sale of securities, if market conditions are favorable for doing so. If we are successful in raising additional funds through the issuance of equity securities, stockholders will likely experience dilution, or the equity securities may have rights, preferences, or privileges senior to those of the holders of our common stock or existing preferred stock. If we raise funds through the issuance of debt securities, those securities would have rights (directly or indirectly), preferences, and privileges senior to those of our capital stock.

Risks Related to the Company’s Intended Business

Our initial success depends on a single customer.

The Company’s first order for 1,000 units of Traccom™ Medical Pro is from Georgia-based Telemetrix RPM, Inc., and this single customer will account for more than 10% of our initial revenues. Therefore, our revenue, if any, will rely on a single major customer. The loss of this customer could have a materially adverse effect on our financial condition, results of operations and cash flows.

Any international operations subject us to additional costs and risks, and our continued expansion internationally may not be successful.

We may incur significant operating expenses as a result of any international expansion, and it may not be successful. We have limited experience with regulatory environments and market practices internationally, and we may not be able to penetrate or successfully operate in new markets. We may also encounter difficulty expanding into new international markets because of limited brand recognition in certain parts of the world, leading to delayed acceptance of our products by users in these new international markets. If we are unable to expand internationally and manage the complexity of any global operations successfully, our business, prospects, financial condition, and results of operations could be adversely affected.

We face significant risks related to the COVID-19 pandemic and related economic recession, which we expect to continue, and which could significantly disrupt our intended operations due to its impact on tourism and have a material adverse effect on our results of operations and financial condition related to our tracking devices.

Our business will be adversely impacted by the effects of the COVID-19 pandemic and related economic recession resulting from a cessation of business activities, particularly tourism or business travel, which could continue for an extended period. The COVID-19 pandemic and related adverse public health developments have caused and will continue to cause disruption to business operations resulting from shelter-at-home orders, quarantines, self-isolations, or other movement restrictions on people and businesses. Beyond the blows to airlines, hotels, travel agents and rental-car companies, the drop in business travel is rippling through whole ecosystems of related commerce, including airport shops, downtown bars and restaurants, construction companies building convention stages, entertainers, taxi drivers and aircraft-parts manufacturers. The COVID-19 pandemic has also caused significant volatility in financial markets and has raised the prospect of an extended global recession. We anticipate that the economic recession likely to result from the COVID-19 pandemic and related unemployment will substantially weaken demand for airline travel and, as a result, our revenue may be substantially negatively affected.

Acquisitions, investments, or significant commercial arrangements could result in operating losses.

In the normal course of business, the company may enter into other significant commercial arrangements with one (1) or more third-parties. Accordingly, the company’s success will depend, in part, on the success of such commercial arrangements, which may not materialize for reasons outside of the company’s control. Such reasons may include, but will not be limited to:

•failing to achieve anticipated benefits, revenue, earnings, or cash flows from a commercial arrangement.

•expected and unexpected risks with pursuing a commercial arrangement, including regulatory exposure, unfavorable accounting treatment, increases in tax liabilities, a loss of anticipated tax benefits, or costs incurred in obtaining governmental approvals necessary to effectuate an investment; and

•having to indemnify commercial counterparties.

Moreover, the company will heavily rely on the representations and warranties made, and the indemnity obligations undertaken, by its commercial counterparties. If the representations and warranties made by a commercial counterparty are inaccurate or are breached, or if the company is unable to fully exercise any indemnification rights it may have, the company may incur additional, uncovered liabilities. The company may be required to incur costs to enforce its contractual rights through litigation.

The company’s results of operations may vary from quarter-to-quarter and year-to-year.

The company’s results of operations in a certain financial period may not be indicative of, or comparable to, future results of operations in subsequent financial periods. Accordingly, period-to-period comparisons of the company’s results of operations may never be meaningful, and a prospective purchaser cannot rely upon them as an indication of future performance.

We may provide product warranties to our customers, which could create a substantial demand on operations to process and could result in a material impact on our results.

We may be required to provide repair or replacement services on our products under managed service and warranty programs we offer to our customers. There may be events in the future where we are required to take back products from customers for which we may be required to absorb the cost of these returns, especially under customers’ managed service arrangements. Consequently, there could be a financial cost in the future related to such returns that could cause a material impact on our financial results from operations.

We may experience quality problems from time to time, resulting in decreased sales and operating margins and the loss of customers.

While we test our products and services, they may still have errors, defects, or bugs that we find only after commercial production has begun. In the past, we have experienced errors, defects, and bugs in connection with new solutions. Our customers may not make purchases from us, or may make fewer purchases, if they are concerned about such problems. Furthermore, correcting problems could require additional capital expenditures, result in increased design and development costs, and force us to divert resources from other efforts. Failure to remediate problems could result in lost revenue, harm our reputation, and lead to costly warranty or other legal claims against us by our customers, and could have a material adverse impact on our financial condition and operating results. Interruptions in service or performance problems, no matter what their ultimate cause, could undermine confidence in our services and cause us to lose customers or make it more difficult to attract new customers. In addition, because most of our customers are businesses, any significant interruption in service could result in lost profits or other losses to our customers. It may also be difficult to identify the source of the problem. The occurrence of hardware or software errors, regardless of whether such errors are caused by our hardware, solutions, products or services, or any outsourced facilities, may result in the delay or loss of market acceptance of our solutions, and any necessary revisions may result in significant and additional expenses. Although we attempt to disclaim or limit our liability in our agreements with our customers, a court may not enforce these limitations, which could expose us to substantial losses. While some portion of these claims and liability may be insured, we could face a material loss that could substantially impact or eliminate earnings and could materially impair cash flow.

Our ability to build brand awareness in a highly competitive market will significantly impact whether our application becomes successful.

We believe that developing and maintaining awareness of Traccom™’s devices and brand in a cost-effective manner are critical to achieving widespread acceptance of our existing and future products and are important elements in attracting new customers. Furthermore, we believe that the importance of brand recognition will increase as competition in our market develops. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful services at competitive prices. Our efforts to build our brand will involve significant expense. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses incurred in building our brand. If our efforts to promote and maintain our brand are not successful, we may fail to attract enough new customers to the extent necessary to realize a sufficient return on our brand-building efforts, and our business could suffer.

Data loss or security breaches could harm the company’s business, reputation, brand, and results of operations.

Security breaches, computer malware, and computer hacking attacks have become more prevalent across industries and may occur on the company’s systems or those of its third-party service providers. Despite the implementation of security measures, the company’s internal computer systems and those of its third-party service providers and partners are vulnerable to damage from computer viruses, hacking, and other means of unauthorized access, denial of service and other attacks, natural disasters, terrorism, war, and telecommunication and electrical failures. Attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication, and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. In addition to unauthorized access to or acquisition of personal data, confidential information, intellectual property, or other sensitive information, such attacks could include the deployment of harmful malware and ransomware, and may use a variety of methods, including denial-of-service attacks, social engineering, and other means, to attain such unauthorized access or acquisition, or otherwise affect service reliability and threaten the confidentiality, integrity, and availability of information. Furthermore, the prevalent use of mobile devices increases the risk of data security incidents. Additionally, misplaced, stolen, or compromised mobile devices could lead to unauthorized access to the device and data stored on or accessible through such device. The company may experience breaches of its security measures, and their systems may be at risk for future breaches as a result of third-party action or employee, service provider, partner, or contractor error or malfeasance.

If an actual or perceived breach of security occurs, the market perception of the effectiveness of the company’s security measures could be harmed. The company could lose third-party relationships, face lawsuits, regulatory investigations, or other legal or regulatory proceedings, or lose appealability to potential commercial counterparties. The company could suffer financial exposure due to such events or in connection with regulatory fines, remediation efforts, investigation costs, changes, or augmentation of their security measures.

Our business is subject to a variety of U.S. and international laws, rules, policies and other obligations regarding data protection.

We are subject to federal, state and international laws relating to the collection, use, retention, security and transfer of personally identifiable information. In many cases, these laws apply not only to third-party transactions, but also to transfers of information between us and our subsidiaries, and among us, our subsidiaries and other parties with which we have commercial relations. Several jurisdictions have passed recent laws in this area, and other jurisdictions are considering imposing additional restrictions. These laws continue to develop and may be inconsistent from jurisdiction to jurisdiction. Complying with emerging and changing international requirements may cause us to incur substantial costs or require us to change our business practices. Noncompliance could result in penalties or significant legal liability. Our privacy policies and practices concerning the use and disclosure of data are posted on our website. Any failure by us, our suppliers or other parties with whom we do business to comply with our posted privacy policies or with other federal, state or international privacy-related or data protection laws and regulations could result in proceedings against us by governmental entities or others, which could have a material adverse effect on our business, results of operations and financial condition.

We purchase products from vendors located outside of the United States and consequently rely upon transportation from such vendors that is outside our control.

Several of the products we sell are manufactured by vendors who are located outside of the United States. Transportation time varies considerably for these products, especially in the case of transport involving ocean freight and local customs clearing processes in the country of origin. Both transportation and customs issues which may cause delays are especially relevant and complicated for products sourced from manufacturers located in Asia. As a result, we may face delays in committed deliveries that could either result in charges from our customers or, at times, cancelled orders. There can be no assurance that there will not be a financial impact from such events in the future.

We rely on a limited number of suppliers, contract manufacturers, and logistics providers, and each of our products is manufactured by a single contract manufacturer.

We rely on a limited number of suppliers, contract manufacturers, and logistics providers. In particular, each of our products is manufactured by a single contract manufacturer. We anticipate that Enplug Co., Ltd. based in Gyeongi-do, South Korea. will initially be our primary contract manufacturer and is intended to be the one of a limited number of manufacturers of our devices. Our reliance on a limited number of contract manufacturers for our products increases our risks since we currently have only limited alternative or replacement manufacturers. In the event of an interruption from a contract manufacturer, we may not be able to develop alternate or secondary sources without incurring material additional costs and substantial delays. Furthermore, these risks could materially and adversely affect our business, prospects, financial condition, and results of operations if one of our contract manufacturers is impacted by a natural disaster or other interruption at a particular location because we anticipate that each of our contract manufacturers will produce our products from a single location. In addition, some of our suppliers, contract manufacturers, and logistics providers may have more established relationships with our competitors and potential competitors, and as a result of such relationships, such suppliers, contract manufacturers, and logistics providers may choose to limit or terminate their relationship with us.

If we experience significantly increased demand, or if we need to replace an existing supplier, contract manufacturer, or logistics provider, we may be unable to supplement or replace such supply, contract manufacturing, or logistics capacity on terms that are acceptable to us, which may undermine our ability to deliver our products to customers in a timely manner. For example, for certain of our products, it may take a significant amount of time to identify a contract manufacturer that has the capability and resources to build the product to our specifications in sufficient volume. Identifying suitable suppliers, contract manufacturers, and logistics providers is an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any key supplier, contract manufacturer, or logistics provider could adversely impact our revenue and operating results.

We have limited control over our suppliers, contract manufacturers, and logistics providers, which subjects us to significant risks, including the potential inability to obtain or produce quality products on a timely basis or in sufficient quantity.

We have limited control over our suppliers, contract manufacturers, and logistics providers, including aspects of their specific manufacturing processes and their labor, environmental, or other practices, which subjects us to material risks, including the following:

•inability to satisfy demand for our products

•reduced control over delivery timing and product delivery

•reduced ability to oversee the manufacturing process and components used in production

•reduced ability to develop comprehensive manufacturing specifications

•price increases

•the failure of a key supplier, contract manufacturer, or logistics provider

•difficulties in establishing additional contract manufacturing relationships

•shortages of materials or components

•misappropriation of our intellectual property

•exposure to natural catastrophes, political unrest, terrorism, or labor disputes

•changes in economic conditions in countries where our suppliers operate

•imposition of new laws or regulations that change the way products or materials can be transported or used

•insufficient warranties and indemnities on components supplied

If there are defects in the manufacture of our products by our contract manufacturers, we may face negative publicity, government investigations, and litigation and we may not be fully compensated by our contract manufacturers for any financial or other liability that we suffer as a result.

Because many of the key components in our products come from limited or sole sources of supply, we are susceptible to supply shortages, long lead times for components, and supply changes, any of which could disrupt our supply chain and materially adversely affect our business, prospects, financial condition, and results of operations.

Many of the key components used to manufacture our products come from limited or sole sources of supply. Our contract manufacturers generally purchase these components on our behalf, subject to certain approved supplier lists, and we do not have any long-term arrangements with our suppliers. We are therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in quantities and delivery schedules. We may in the future experience component shortages, and the predictability of the availability of these components may be limited. Component shortages could be material in the future. In the event of a component shortage or supply interruption from suppliers of these components, we may not be able to develop alternate sources in a timely manner. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to meet our requirements or to fill our orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to meet our scheduled product deliveries to our customers and users. This could harm our relationships with our channel partners and users and could cause delays in shipment of our products and materially adversely affect our business, prospects, financial condition, and results of operations. In addition, increased component costs could result in lower gross margins. If we are unable to buy these components in quantities sufficient to meet our requirements on a timely basis, we will not be able to deliver products to our customers and users.

We may not be able to attract or maintain a critical mass of users to accept our products in a cost-effective manner.

If any or all of the risk factors disclosed in this Offering Circular, or any other unknown risk factors, occurred, then we may not be able to attract or maintain a critical mass of users to accept our products in a cost-effective manner.

The Company does not have statutory intellectual property rights to any of the technologies that are essential to its intended business.

Presently, the Company has one (1) pending patent application with the United States Patent and Trademark Office concerning technology and two (2) additional patent applications under development, which the Board views as essential to the Company’s intended business. However, the Company cannot guarantee that such patents will ultimately be granted.

If we are unable to secure and maintain patent or other intellectual property protection for the intellectual property covering our marketed products or our product candidates, our ability to compete will be harmed.

Our initial commercial success depends, in part, on obtaining and maintaining patent and other intellectual property protection for the technologies contained in our product candidates. The patent positions of tracking device companies, including ours, can be highly uncertain and involve complex and evolving legal and factual questions. If we fail to obtain adequate patent or other intellectual property protection for intellectual property covering our product candidates, or if any protection is reduced or eliminated, others could use the intellectual property covering our product candidates, resulting in harm to our competitive business position. In addition, patent and other intellectual property protection may not provide us with a competitive advantage against competitors that devise ways of making competitive products without infringing any patents that we have rights to. United States patents and patent applications may be subject to interference proceedings and United States patents may be subject to reissue and reexamination proceedings in the United States Patent and Trademark Office. Any of these proceedings could result in either loss of the patent or denial of the patent application, or loss or reduction in the scope of one or more of the claims of the patent or patent application. Changes in either patent laws or in interpretations of patent laws may also diminish the value of our intellectual property or narrow the scope of our protection.

Interference, reexamination and opposition proceedings may be costly and time consuming, and we may be unsuccessful in such proceedings. Thus, any patents that we may license may provide limited or no protection against competitors. In addition, our pending patent applications and those we may file in the future may not result in patents being issued or may have claims that do not cover our product candidates. Even if any of our pending or future patent applications are issued, they may not provide us with adequate protection or any competitive advantages. Our ability to develop additional patentable technology is also uncertain.

Non-payment or delay in payment of patent fees or annuities, whether intentional or unintentional, may also result in the loss of patents or patent rights important to our business. In addition, many countries limit the enforceability of patents against third-parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States, particularly in the field of financial technology.

We may face claims that we are violating the intellectual property rights of others.

Although we are not aware of any potential violations of others’ intellectual property rights, we may face claims, including from direct competitors, other companies, scientists or research universities, asserting that our technology or the commercial use of such technology infringes or otherwise violates the intellectual property rights of others. We cannot be certain that our technologies and processes do not violate the intellectual property rights of others. If we are successful in developing technologies that allow us to earn revenues and our market profile grows, we could become increasingly subject to such claims.

We may also face infringement claims from the employees, consultants, agents and outside organizations we have engaged to develop our technology. While we have sought to protect ourselves against such claims through contractual means, we cannot provide any assurance that such contractual provisions are adequate, and any of these parties might claim full or partial ownership of the intellectual property in the technology that they were engaged to develop.

If we were found to be infringing or otherwise violating the intellectual property rights of others, we could face significant costs to implement work-around methods, and we cannot provide any assurance that any such work-around would be available or technically equivalent to our potential technology. In such cases, we might need to license a third-party’s intellectual property, although any required license might not be available on acceptable terms, or at all. If we are unable to work around such infringement or obtain a license on acceptable terms, we might face substantial monetary judgments against us or an injunction against continuing to use or license such technology, which might cause us to cease operations.

In addition, even if we are not infringing or otherwise violating the intellectual property rights of others, we could nonetheless incur substantial costs in defending ourselves in suits brought against us for alleged infringement. Also, if we are to enter into a license agreement in the future and it provides that we will defend and indemnify our customer licensees for claims against them relating to any alleged infringement of the intellectual property rights of third-parties in connection with such customer licensees’ use of such technologies, we may incur substantial costs defending and indemnifying any customer licensees to the extent they are subject to these types of claims. Such suits, even if without merit, would likely require our management team to dedicate substantial time to addressing the issues presented. Any party bringing claims might have greater resources than we do, which could potentially lead to us settling claims against which we might otherwise prevail on the merits.

Any claims brought against us or any customer licensees alleging that we have violated the intellectual property of others could have negative consequences for our financial condition, results of operations and business, each of which could be materially adversely affected as a result.

Protecting and enforcing our intellectual property rights could consume monetary funds needed for other company objectives.

Protecting and enforcing our intellectual property rights and combating unlicensed copying and use of our intellectual property can be difficult and expensive. Litigation filed by or against the Company and excessive legal costs could result in insufficient cash available to continue our business objective. Similarly, reductions in the legal protection for our intellectual property rights could adversely affect revenue.

Factors adversely affecting the financial markets and economies could impact the company’s results of operations.

Adverse trends in the economy or the financial markets could adversely affect the company’s results of operations. During periods of financial market volatility or market slowdown, financial markets have become systemically illiquid, the United States Dollar has become devalued, and general economic activity has slowed down. During such times, investors have historically reduced their discretionary investment activity. The impact that a precedented or unprecedented economic slowdown may have on the company’s operations cannot be reliably predicted. Similarly, the circumstances under which the economy or financial market may adversely trend cannot be reliably predicted, but are generally outside of the company’s control. Such circumstances may include, but will not be limited to, war, acts of terrorism, systemic issues occurring within the financial markets, and pandemic (including the present pandemic presented by coronavirus disease 2019 commonly known as COVID-19).

The company is heavily reliant upon the experience and expertise of the Board, its executive officers, and other key employees, consultants, and other agents.

These include the present members of the Board and chief executive officers, namely Joseph Morgan, Harry Steck and Robert Goldstein. The failure to retain or motivate any of such persons could adversely affect the company. The loss of any such persons may delay or prevent the achievement of the company’s business objectives. The company may not be able to hire new employees quickly enough to meet its demands.

The company is required to indemnify the Board and other agents for good faith actions taken on the company’s behalf.

Applicable law and the company’s governing documents, including but not limited to, its bylaws may require the company to indemnify the Board and other agents of the company. If such a right to indemnification is exercised, the company may be obligated to incur substantial costs in defending or reimbursing the legal costs of the Board and other agents.

The forecasts of market growth included in our business plan and investor presentations, if any, may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts in our business plan and investor presentations, if any, may prove to be inaccurate. Even if these markets experience the forecasted growth described in our business plan, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in our business plan should not be taken as indicative of our future growth

Risks Related to Traccom Medical Pro.

Our business is dependent upon physicians utilizing our solution when prescribing remote patient monitoring; if we fail to continue to be successful in convincing physicians in utilizing our solution, our revenue could fail to grow and could decrease.

The success of our monitoring business is dependent upon physicians utilizing our solution when prescribing monitoring to their patients. The utilization of our solution by physicians for use in the prescription of cardiac monitoring is directly influenced by a number of factors, including:

•the ability of the physicians with whom we work to obtain sufficient reimbursement and be paid in a timely manner for the professional services they provide in connection with the use of our monitoring solutions;

•continuing to establish ourselves as a remote patient monitoring technology company;

•our demonstrating that our proposed products are reliable and supported by us in the field; and

•pricing our devices and technology service fees in a medical device industry that is becoming increasingly price sensitive.

If we are unable to drive physician utilization, revenue from the provision of our monitoring solutions could fail to grow or even potentially decrease.

Reimbursement by Medicare is highly regulated and subject to change; our failure to comply with applicable regulations, could decrease our expected revenue and may subject us to penalties or have an adverse impact on our business.

The Medicare program is administered by CMS, which imposes extensive and detailed requirements on medical service providers, including, but not limited to, rules that govern how we structure our relationships with physicians, and how and where we provide remote patient monitoring solutions. Our failure to comply with applicable Medicare rules could result in discontinuing the ability for physicians to receive reimbursement, which could have a material adverse effect on our business and revenues.

Interruptions or delays in telecommunications systems or in the data services provided to us by cellular communication providers or the loss of our wireless or data services could impair the delivery of our monitoring services.

As we expand our commercial activities, an increased burden is expected to be placed upon our data processing systems and the equipment upon which they rely. Interruptions of our data networks, or the data networks of our wireless carrier, for any extended length of time, loss of stored data or other computer problems could have a material adverse effect on our business and operating results. Frequent or persistent interruptions in our monitoring services could cause permanent harm to our reputation and could cause current or potential users or prescribing physicians to believe that our systems are unreliable, leading them to switch to our competitors. Such interruptions could result in liability, claims and litigation against us for damages or injuries resulting from the disruption in service.

We are subject to costly and complex laws and governmental regulations and any adverse regulatory action may materially adversely affect our financial condition and business operations.

The U.S. FDA has taken the position that device manufacturers are prohibited from promoting their products other than for the uses and indications set forth in the approved product labeling, and any failure to comply could subject us to significant civil or criminal exposure, administrative obligations and costs, and/or other potential penalties from, and/or agreements with, the federal government.

Governmental regulations outside the U.S. have, and may continue to, become increasingly stringent and common. In the European Union, for example, a new Medical Device Regulation entered into full force in 2020, which includes significant additional premarket and post-market requirements. Penalties for regulatory non-compliance could be severe, including fines and revocation or suspension of a company’s business license, mandatory price reductions and criminal sanctions. Future laws and regulations may have a material adverse effect on us.

Quality problems and product liability claims could lead to recalls or safety alerts, reputational harm, adverse verdicts or costly settlements, and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Quality is extremely important to us and our customers due to the serious and costly consequences of product failure, and our business exposes us to potential product liability risks that are inherent in the design, manufacture, and marketing of medical devices. Any of the foregoing problems, including future product liability claims or recalls, regardless of their ultimate outcome, could harm our reputation and have a material adverse effect on our business, results of operations, financial condition and cash flows.

Health care policy changes may have a material adverse effect on us.

In response to perceived increases in health care costs in recent years, there have been and continue to be proposals by the federal government, state governments, regulators and third-party payers to control these costs and, more generally, to reform the health care system, including U.S. health care reform legislation. Certain of these proposals could, among other things, limit the prices we are able to charge for our products or the amounts of reimbursement available for our products and could limit the acceptance and availability of our products. The adoption of some or all of these proposals could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Health care industry cost-containment measures could result in reduced sales of our medical devices and medical device components.

The continuing efforts of governmental authorities, insurance companies and other payers of health care costs to contain or reduce these costs could lead to patients being unable to obtain approval for payment from these third-party payers. If third-party payer payment approval cannot be obtained by patients, sales of finished medical devices that include our components may decline significantly and our customers may reduce or eliminate purchases of our products components. The cost-containment measures that health care providers are instituting, both in the U.S. and outside of the U.S., could harm our business.

Reputational risk can adversely affect our business.

Threats to our reputation can come from many sources, including adverse sentiment about the medical industry generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, and questionable or fraudulent activities of our customers. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers, investors and employees, costly litigation, a decline in revenues and increased governmental regulation.

Risks Related to Ownership of our Shares and this Offering

We will not be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, our investors will receive less information than they might expect to receive from public companies.

We will be not be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Tier 2 offerings, like ours, require a company to file an annual report on Form 1-K, a semi-annual report on Form 1-SA, and current reports on Form 1-U on EDGAR. We are also an emerging growth company. Therefore, our investors will receive less information than they might expect to receive from public companies.

There is no public market for our Shares. You cannot be certain that an active trading market or a specific share price will be established, and you may not be able to resell your securities at or above the offering price.

There is currently no public market for our Shares. We may apply for the quotation of our Shares on the OTC Pink by the end of 2021, subject to certain considerations, including, without limitation, the size and timing of the completion of this offering, and whether we accomplish certain commercialization milestones. However, an active trading market may not develop even if we are successful in arranging for our Shares to be quoted on the OTC Pink. Also, even if our Shares become quoted on the OTC Pink, the market price of our Shares may decline below the price that we are selling shares to you in this offering. The price per share payable by investors in this offering may not be indicative of the market price of our Shares if our Shares become quoted on the OTC Pink.

If we apply for quotation of our Shares on the OTC Pink, it may have an unfavorable impact on our stock price and liquidity.

We may apply for the quotation of our Shares on the OTC Pink by the end of 2021, subject to certain considerations, including, without limitation, the size and timing of the completion of this offering, and whether we accomplish certain commercialization milestones. The OTC Pink is a significantly more limited market than the New York Stock Exchange or The Nasdaq Stock Market. If we apply for quotation of our Shares on the OTC Pink, the quotation of our shares on the OTC Pink may result in a less liquid market available for existing and potential stockholders to trade our Shares, could depress the trading price of our Shares and could have a long-term adverse impact on our ability to raise capital in the future. Furthermore, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

The offer and sale of Shares is subject to an arbitrary offering price.

The offering price of Shares has been independently determined by the Board based upon its members’ experience with similar investment opportunities, its consultation with outside consultants, and the anticipated expenses to be incurred by the company in respect of the offer and sale of Shares hereby. The offering price of Shares may not be indicative of the company’s value, or the present or future value of its assets, although we believe that it is supported by the calculations performed internally. No assurance will be or could be given that Shares, if resellable or transferable, could be resold or transferred for the price at which they will be offered to prospective purchasers (or for any amount).

There can be no assurance of an initial public offering or any other liquidity event.

An investment in the securities involves a very high degree of business and financial risk that can result in substantial losses. No assurance can be given that an initial public offering or other liquidity event will be consummated or that, if consummated, it would result in increased value of the securities sold in this offering.

Our Board has discretion over proceeds of the offering.

We expect to use the net proceeds of this offering as described in our use of proceeds table. However, our CEO has wide discretion over how the proceeds of the offering are used in his sole and absolute discretion. As a result, our Board will have the discretion to allocate the net proceeds to uses that investors may not deem desirable. There can be no assurance that the net proceeds can or will be invested to yield a significant return.

The company’s future issuance of additional equity securities (or other securities convertible into equity securities) in connection with financings, investments, or otherwise may dilute holders of Shares.

The company’s future issuance of equity securities may occur through grant equity awards to the Board and executive officers, employees, consultants, and other agents of the company, raising capital through equity financings in the future, acquiring or making investments in complementary companies, products, or technologies, as part of a debt financing transaction, or otherwise. Any such issuance may dilute a holder of Shares’ ownership interest in the company.

There will be a limited public market for the equity securities of the company, and Shares may be illiquid.

As the Shares are being issued pursuant to Regulation A promulgated under the Act, they will not be “restricted securities,” as that term is used in the Act. However, there can be no assurance that a liquid market for Shares will develop, or if one should develop, will continue. Any market that should develop may not be liquid. Investors should be prepared to indefinitely hold Shares.

Further, because Shares are being offered and sold in accordance with exemptions from the registration or qualification requirements of federal and state securities laws, the resale or transfer of Shares will be highly restricted. A holder of Shares desiring to resell or transfer Shares will have to fully comply with and pay all of the costs associated with such resale or transfer. A holder of Shares must be prepared to indefinitely hold Shares.

If the company undertakes a formal public offering of its equity securities in the future, the price at which its equity securities are initially offered to the public or subsequently trade may be lower than the price at which Shares are offered and sold hereby. Such prices for the company’s equity securities will be influenced by a number of factors outside of the Board and the company’s control, including but not limited to:

•the subsequent issuance of equity securities by the company;

•changes in interest rates;

•competitive developments, including announcements by the company or competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments;

•variations in the company’s results of operations;

•the depth and liquidity of the market for the equity securities of the company, and comparable securities generally; and

•the markets’ perceptions of the company.

The offer and sale of Shares is subject to risks arising under federal and state securities laws.

The Offering is being undertaken pursuant to the exemption from registration provided under Regulation A promulgated under the Act. As part of the offer and sale of Shares, the company is representing that this Offering Circular and any other documents and information made available by the company do not contain any untrue statements of a material fact nor omit any material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading. However, if this representation is inaccurate with respect to a material fact or if the offer and sale of Shares fails to qualify for an exemption from registration or qualification under federal or state securities laws, then a purchaser of Shares may have the right under federal or state securities laws to rescind their purchase and receive their purchase price back in full, plus interest (less income received upon the tender of the shares purchased by them). If purchaser of Shares were to successfully seek rescission, the company could face severe financial demands that could adversely affect either, or non-rescinding purchasers.

The offer and sale of Shares if being undertaken on a “best efforts” basis.

This means that the company is not required to raise any requisite amount of funds before proceeds may be used for the business purposes contemplated herein. If the company is unable to sell a sufficient number of Shares hereby, the company may be unable to achieve its intended business objectives.

Tax-Related Risks

The company’s profits are taxed at the entity level. Changes to existing laws and regulations relating to taxation could adversely affect a holder of Shares.

Presently, the company is taxed as a “C-corporation” for federal income tax purposes. Subchapter C of the Internal Revenue Code of 1986, as amended (the “Code”) provides that current-year income or loss of a corporation will be taxed at the entity level, rather than the stockholder level. Accordingly, holders of Shares will only report personal income relating to the current-year operations of the company on their individual federal income tax return in the event that the company shall declare a dividend. Subchapter C of the Code is complex, and a potential purchaser of Shares should consult with their legal and financial advisers regarding the impact of holding Shares.

However, changes to existing laws and regulations relating to taxation are likely to occur, and may adversely affect the taxation of a holder of Shares or the market value of the same. Alternatively, it may become more advantageous for the company to elect to be classified or taxed as an “S-corporation” for federal income tax purposes, and such election could adversely affect how a holder of Shares receives distributions of capital from the company or reports personal income relating to the current-year operations of the company on their individual federal income tax return.

A change in the tax treatment of the company could affect its ability to use net operating losses to offset future taxable income.

In the event the company elects to be treated as a “C-corporation” for federal income tax purposes, then net operating losses (“NOLs”) of the company, if any, may not be available to offset taxable income of its shareholders in the future. In general, under Section 382 of the Code, an entity taxed as a “C-corporation” that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs to offset future taxable income. If the company undergoes an ownership change in connection with or after the offer and sale of its equity securities in the future, its ability to utilize NOLs could be limited by Section 382 of the Code. There is also a risk that due to regulatory changes, such as suspensions on the use of NOLs or other unforeseen circumstances, the company’s existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities, including for state tax purposes. For these reasons, the company may not be able to utilize some portion of its NOLs, even if it achieves profitability during any given period.

DILUTION

Immediate Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the offering.

If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share and our net tangible book value per share after this offering. Dilution results from the fact that the public offering price per share is substantially in excess of the net tangible book value per share attributable to the existing stockholders for our presently outstanding shares.

Our net tangible book value was approximately $(118,504), or $(.031) per share, as of December 31, 2020. Our net tangible book value represents the amount of our total consolidated tangible assets (which is calculated by subtracting net intangible assets, deferred tax assets, and prepaid offering expenses from our total consolidated assets), less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per share, after giving effect to the proceeds we will receive from this offering, at a public offering price of $2.85 per share, and after deducting underwriting discounts and commissions, if any, and estimated offering expenses payable by us.

After giving effect to the sale of $1,000,000 of shares in this Offering at a public offering price of $2.85 per share, and after deducting estimated offering expenses payable by us, but without adjusting for any other change in our pro forma net tangible book value subsequent to December 31, 2020, our pro forma net tangible book value would have been $0.210 per share. This represents an immediate increase in pro forma net tangible book value of $0.241 per share to our existing stockholders and immediate dilution of $2.61 per share to new investors purchasing shares in this offering.

During the one (1) year preceding the date of this Offering Circular, one (1) director and executive officer of the company, Robert Goldstein, was offered to purchase, and did purchase, shares of common stock at a price disparate from the offering price of Shares hereby. On September 19, 2019, the Board offered Robert Goldstein to purchase, and he did purchase, 40,000 shares of common stock of the Company at the price of $0.00025 per share (or $10.00 total). 20,000 Shares were issued on September 19, 2019 and 20,000 shares were issued on August 19, 2020.  Compared to the offer and sale of Shares hereby, that represents a difference of $2.849 per share of common stock (or $113,960 total).

The following table illustrates such dilution:

Public offering price per share	$2.85
Net tangible book value per share at December 31, 2020	$(0.031)
Pro forma as adjusted net tangible book value per share after this offering	$0.21
Increase in net tangible book value per share to existing stockholders	$0.241
Dilution in net tangible book value per share to new investors	$2.61

PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

Offers and sales of the Shares will be made on a best efforts basis by our Chief Executive Officer, Harry Steck, who will not receive any commissions or other remunerations for his efforts. The Offering price for our Shares was determined by our CEO. There is no minimum amount that the Company must raise through the offer and sale of Shares hereby before it may use the proceeds thereof. The Company will have immediate access to the proceeds of any purchaser. A purchaser will not be entitled to a return of funds in the event that not all Shares offered hereby are sold. The offer and sale of Shares hereby will close on the earlier of (1) the date on which the maximum offering amount has been sold, (2) the date which is one year after this offering has been qualified by the SEC, or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Only prospective purchasers residing in jurisdictions where the offer and sale of Shares are registered and who meet any state-specific investor suitability standards will be allowed to purchase Shares. In order to subscribe to purchase Shares, a prospective purchaser must complete and execute a subscription agreement. A prospective purchaser may pay for Shares through wire transfer, money order, or a check to the submitted to the escrow account established by Colonial Stock Transfer.

The Company reserves the right to reject any investor’s purchase of Shares in whole or in part for any reason. If the offer and sale of Shares terminates or if any prospective purchaser is rejected, all funds received from prospective purchasers for whom the offer and sale of Shares has not closed will be immediately returned without interest or deduction.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with the offer and sale of Shares. These materials may include public advertisements and audio-visual materials authorized by the Company. Although such materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to Shares, such materials will not give a complete understanding of the offer and sale of Shares hereby or the Company, and are not to be considered part of this Offering Circular. The offer and sale of Shares is made only by means of this Offering Circular and prospective purchasers must read and rely on the information provided in this Offering Circular in connection with their decision to invest in Shares.

Special considerations apply when contemplating the purchase of Shares on behalf of employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local, other laws or regulations that are similar to such provisions of the Code or ERISA, and entities who underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”). A person considering the purchase of Shares on behalf of a Plan is urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law.

Investment Limitations

“Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our Shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who:

•has an individual net worth, or joint net worth with the person’s spouse or spousal equivalent, which exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or

•had earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and has a reasonable expectation of reaching the same income level in the current year; or

•is holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status; or

•is a “family client,” as defined by the Investment Advisers Act of 1940, of a family office meeting the requirements in Rule 501(a) of Regulation D and whose prospective investment in the issuer is directed by such family office pursuant to Rule 501(a) of Regulation D.

For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s principal residence.

How to Calculate Net Worth. For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in this offering.

In order to purchase the shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

No Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

Escrow

We have established an escrow account with Colonial Stock Transfer Company, Inc., who is acting as the escrow agent, into which subscriptions will be held pending closing. We may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors. In the event that closing of this offering does not occur, or an investor’s subscription is rejected, any funds received from such investor will be promptly returned without interest or deduction. In addition, while it is expected that interest will be earned on escrowed funds, any interest earned will not be returned to investors but rather will be paid to the escrow agent to defray the costs of the escrow.

Blue Sky Law Considerations

The holders of our shares of Common Stock and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the shares available for trading on the OTC Market, investors should consider any secondary market for the Company’s securities to be a limited one. There is no guarantee that our stock will ever be quoted on the OTC Market. We intend to seek coverage and publication of information regarding the Company in an accepted publication, which permits a “manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer’s balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

We currently do not intend to and may not be able to qualify securities for resale in other states, which require shares to be qualified before they can be resold by our shareholders.

Procedures for Subscribing

This offering circular and a subscription agreement will be furnished to prospective investors via download 24 hours per day, 7 days per week at www.traccom.com. We may also use one or more posting services, such as EquityTrack.co or Cloudraise®, to host this offering.

If you decide to subscribe for any shares in this Offering, you must (1) execute and deliver a subscription agreement (the form of which is attached to the offering statement), either online or in hard copy, and (2) deliver the subscription price by check, wire transfer or ACH to our escrow agent, Colonial Stock Transfer Company, Inc. Checks (which should be at least $100 and in increments thereof) should be made payable to: Colonial Stock Transfer, Attn: Escrow Dept.. The check and the subscription agreement, if completed as a hard copy, should be mailed or delivered to Colonial Stock Transfer Company, Inc., 66 Exchange Place, 1st Floor, Salt Lake City, Utah 84111, phone (801) 355-5740.

Escrow Account. We may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Tendered funds will remain in escrow until a closing has occurred. However, in the event that this offering does not close by the expiration date set forth above or the offering is earlier terminated, any money tendered by potential investors will be promptly returned by the escrow agent, without interest or deduction. Upon closing, funds tendered by investors will be made available to us for our use.

Right to Reject Subscriptions. After we receive your completed, executed subscription agreement and the funds required under the subscription agreement have been transferred to the escrow agent, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, a non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see above on how to calculate your net worth).

Transfer Agent and Registrar

The company has engaged Colonial Stock Transfer, a registered transfer agent with the SEC, to act as transfer agent and registrar to maintain shareholder information on a book-entry basis.

Jury Trial Waiver

The subscription agreement that investors will execute when investing in our Company provides that subscribers waive the right to a jury trial of any federal securities law claim they may have against us arising out of or relating to the subscription agreement. By signing the subscription agreement, the investor warrants that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. Nevertheless, if this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation, or provision of the subscription agreement serves as a waiver by us, or by any investor, of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

Our form subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

USE OF PROCEEDS

After deducting estimated expenses of this offering, we expect net proceeds from this offering of approximately $956,000. Our current plan, subject to change, is to use the bulk of these net proceeds for some or all of the following tasks and initiatives:

•Produce Initial Inventory: $400,000;

•Marketing and Advertising: $260,000;

•Website Development: $50,000; and

•Working capital and other general corporate purposes: $250,000.

Pending such uses, we will invest the net proceeds of the offering in short-term, interest-bearing, investment-grade securities, certificates of deposit or direct or guaranteed obligations of the United States.

The precise amounts that we will devote to each of the foregoing items, and the timing of expenditures, will vary depending on numerous factors, including, without limitation, developments by us and our competitors, the opinions and positions of regulators and authorities in our most important markets, the costs of sales, and marketing and customer acquisition.

Our Management, Joseph Morgan, Harry Steck and Robert Goldstein will begin to receive compensation from the $250,000 of working capital and other general corporate purposes as indicated above. The Company does not anticipate that it will materially change the use of proceeds in the event that not all Shares are sold. The Company reserves the right to change the use of proceeds as the Board determines to be in the best interests of the Company.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our Board will retain broad discretion over the allocation of the net proceeds from this offering. See also “Risk Factors” because we have broad discretion in the use of proceeds.

In the event we do not sell all of the Shares being offered, we may seek additional financing from other sources in order to support the intended use of proceeds indicated above. If we secure additional equity funding, investors in this offering would be diluted. In all events, there can be no assurance that additional financing would be available to us when wanted or needed and, if available, on terms acceptable to us.

DESCRIPTION OF BUSINESS

The Company is a Delaware corporation formed on November 5, 2018. We are engaged in the design, manufacturing, marketing and selling of high-quality, advanced technology, low-cost tracking and monitoring devices for consumer and commercial use. We have created a device trademarked as “Traccom™” which facilitates consumer passenger airline luggage tracking. Two of the three products, Traccom™ Basic and Traccom Pro, are in their final stages of development and testing. We anticipate that the Traccom™ Medical Pro will be ready to ship by the end of the first quarter, 2021. Four billion units of luggage are checked in annually on worldwide airline flights. 80 million units of luggage arrive late while 17 million never arrive. Traccom solves this problem because after luggage lands at a location, then the device alerts a user via short message service, that is, text message, or email. To the company’s knowledge, the device is the only device compliant with airline requirements to have redundant methods for turning off in-flight. Presently, the Company has one (1) pending patent application with the United States Patent and Trademark Office concerning technology which is essential to the Company’s intended business.

TRACCOM
HEALTH, LOGISTICS, TRACKING
TRACCOM
TRACCOM
HEALTH, LOGISTICS, TRACKING

Left to Right: Medical Pro. Basic Tracker (consumer), Pro Tracker (logistics)

The device also has applications outside of the context of consumer luggage tracking. For example, the Traccom Pro™ applies to common carrier services. Twenty-seven billion shipments are made annually worldwide via multiple modes of transportation. Shipping companies, insurance companies, and consumers alike would benefit from monitoring temperature, humidity and shock as well as location while in transit.

Another application is to healthcare monitoring, generally referred to as Remote Patient Monitoring. The company has designed the Traccom Medical Pro™ to provide real-time monitoring of individuals with chronic or serious health conditions. The device could offer real-time monitoring of persons with such health conditions and others in a manner compliant with the Health Insurance Portability and Accountability Act (HIPAA). Data points tracked would include blood pressure, oxygen / pulse, weight, glucose, temperature and spirometer. The Traccom Medical Pro™ addresses the need to provide daily monitoring of a patient that displays health risks, whether from age, chronic illnesses, surgery or injury-related issues. This product addresses the need for daily medical overview and monitoring, as well as alerting of additional health risks that are driven by patient non-compliance of Physician instructions.

The Traccom™ Medical Pro is transparent to the patient, improves personal health outcomes and reduces Emergency Room visits. It is designed to be used in conjunction with the patient’s Primary Care Physician (PCP) but can also be used as a standalone service. This device provides the patient peace of mind. It is capable of providing the patient daily monitoring and care from their PCP, it provides the PCP the ability to maintain a higher patient count without a linear increase in nursing staff or physician time, it provides a higher quality of daily health monitoring and subsequent care, and it reduces trips to the emergency room by identifying health issues before the issues cause a health emergency. While this device is meant to be administered by a PCP, it can be used recreationally by anyone, or by an HMO or Insurance Company, using this device’s default algorithm / recommended settings, as driven by the Key Health Indicator questionnaire.

The device has an Artificial Intelligence (AI) engine built into its system that works to constantly improve the accuracy of data for all users. When used by a physician preemptively, the device’s AI can record the follow-up results and evaluate the data. As an added feature, the AI can also predict the next required doctor visit or hospital stay, based upon the rate of change in the Key Health Indicators.

Conversely the System will provide each PCP with the estimated reduced financial impact on the individual patient or the patient’s insurance provider, related to the health emergencies averted, by the System. All three products are cloud-based and support 5G wireless connectivity.

Supply Chain

Our product manufacturing has been outsourced and will be performed by Enplug Co., Ltd. based in Gyeongi-do, South Korea. This manufacturer played the primary role in the development of the product’s software. Enplug has been a major producer of PEDs (personal electronic devices) for 30 years.

Our Company plans to utilize a third-party logistics provider to handle all warehousing and order fulfillment activities worldwide.

The Company’s objective is to generate four turns on its warehouse inventory annually, hence, maintaining an on-hand inventory of 3 months of sales. Shipping will be handled by Fedex / UPS and common carriers.

Employees

In addition to the existing Management Team comprised of Joseph Morgan, Harry Steck and Robert Goldstein, the Company intends to hire three to four additional employees who will be responsible for managing the overall supply chain management, accounting and administrative functions. At this time, the Company does not have a supply chain management plan firmly in place.

Sales and Marketing

Selling direct to the consumer will not require selling resources but rather rely on a well-designed website and social media. Selling direct to airlines, logistics carriers and the health care community, specifically physician groups such as Epic HomeCare, will be performed by existing Senior Management and independent sales representatives.

The Company will engage the Max Borges Agency, based in Miami, Florida, to oversee all the marketing, public relations, and communications activities.

The Company will primarily compete on both the price of the device as well as monthly service. Based on our internal analysis, the Traccom™ tracking product is on average 20-50% less costly than competitive tracking products. The Traccom™ Medical Pro provides competitive advantages in the form of environmental monitoring and portability, as well as price. Please refer to our Competitor Comparison Matrix attached as an exhibit.

In the case of the Traccom™ Medical Pro, the product is covered by Medicare and virtually all third-party insurance plans.

DESCRIPTION OF PROPERTY

The Company does not own any real property. In light of the present circumstances presented by COVID-19, the Company does not utilize administrative office space or other real property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this Offering Circular. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Offering Circular. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guarantee or warranty is to be inferred from those forward-looking statements.

The information set forth in our Description of Business section is incorporated herein by reference. The company believes that the Offering will facilitate its cash requirements for the next six months.

The Company was formed in Delaware in November 2018 and, from that date to present, its’ singular focus has been the development and testing of the firmware that will achieve the tracking and reporting functions of the products that the Company will market and sell. Two of the three products, Traccom™ Basic and Pro, are in their final stages of development and testing. We anticipate that the Traccom™ Medical Pro will be ready to ship by the end of the first quarter, 2021. The Company received its’ first order for 1,000 units of Traccom™ Medical Pro on March 8, 2021 from Georgia-based Telemetrix RPM, Inc. The total value of the order including the first month of service is $382,000. Based on the successful placement of the 1,000 devices, Telemetrix RPM, Inc. will follow up with an order for 14,000 units in 2021 at a sales value of approximately $5.3 million over a period of 12 months. The gross profit margin on these sales will be about $2.0 million.

The Company’s business model consists of at least two revenue streams. The first is the initial sale of a device / activation, and the second is the recurring annual service revenue from the device. The revenue contribution of service revenue increases from 30% in our first year to 71% in our fifth year. A third potential significant revenue source will come from data mining from the three devices. The Traccom™ Medical Pro primarily captures remote patient data monitored in a patient's home. The primary focus of monitoring is to provide the PCP with an up-to-date real-time status of the patient's overall health.

In the healthcare industry, data dependence is increasing day-by-day. One of the most critical tasks in medical science is diagnosing or treating any disease of patients in a timely manner.

Besides, electronic patient data can be utilized to reduce the cost incurred during treatment and improve the treatment's efficiency.

Data collected by the Traccom™ Medical Pro will be made HIPAA compliant by de-identifying patient data and can be utilized to mine crucial medical information. Our Company does not collect or retain any data. However, data may be collected or retained by the physicians or hospital organizations that use our products.

As an example, Healthcare organizations will be able to use the Traccom™ Medical Pro to mine and analyze data in the following categories:

•Diagnosis and prediction of diseases

•Better treatment techniques

•Effective treatments

•Better quality services provided to patients

•Infection Control

•Identifying high-risk patients

•Reduction of insurance fraud and abuse

•Proper physician practice resource management

Relative to the airline industry, the Company believes that airlines would greatly value data showing them where, with whom and when their passengers are flying on different airlines.

In the case of data mining, all consumer privacy laws would be adhered to. The Company will begin to develop this revenue source in our second year.

The Company’s primary source of working capital since inception has been loans from its management shareholders as well as $30,000 it raised on Indiegogo. There have been no management salaries paid out nor any significant operating costs. The primary operating expenses to date have been for development and consulting fees related to product development.

After the Company raises enough capital, the Company will open up its official offices in McKinney, Texas, select its 3PL provider, pay management salaries and engage the Max Borges Agency to oversee its marketing activities. Management salaries will be activated for its three management positions: Chairman at $85,000 annually, President / CEO at $85,000 annually and EVP at $150,000 annually.

The COVID-19 environment in which the Company will need to adapt to in first quarter 2021 has both challenges and opportunities. The obvious challenge is for the Traccom™ Basic tracking device designed to track airline checked-in luggage. With airline travel depressed to 50% less than one year ago, the consumer need and demand will be curtailed for much of 2021 unless a vaccine shortens this time period. On the opportunity side with airlines is that this industry is looking for new and different incentives for its 450 million frequent flyers members. The Traccom™ Basic will be marketed and positioned as the perfect incentive to offer to frequent flyer members. The Traccom™ Pro, with its temperature and shock sensors, will be marketed to carriers that will be involved in transporting the COVID-19 vaccine which requires extreme low temperatures in transit. Finally, the Traccom™ Medical Pro will address the increase in the number of in-home monitoring of patients who are stricken with the virus and need the remote monitoring as well as the elderly who have not contracted the virus, but where the monitoring is equally critical.

We believe the Company’s operating financial ratios include selling margins in excess of 60% and operating costs that decrease over five years from 38% down to 30%. We believe operating Profit margins increase from 14% in our first year to 34% in our fifth year. The Company anticipates that by our fifth year, the Traccom™ Basic will generate 18% of total revenue, Traccom™ Pro 9% and the Traccom™ Medical Pro 73%. The Company’s customer invoice payment terms are being set at Net 30 days.

The Company had a nominal Operating Profit in 2019 of $10,015 based on the Indiegogo sales and limited operating expenses. In 2020, the Company anticipates an Operating Loss of approximately $110,000. We anticipate that the Company’s first revenue purchase order will not be invoiced until the end of the first quarter, 2021.

Subsequent Events

On March 10, 2021, we entered into a Master Referral, Commission, and Compensation Agreement (“Compensation Agreement”) with Maverick Technology Group, LLC (“Maverick”).  Pursuant to this Compensation Agreement, we will pay referral fees to Maverick for referring potential Customer sales opportunities to the Company in an amount to be determined if a potential Customer sales opportunity becomes our customer.  Georgia-based Telemetrix RPM, Inc. (“Telemetrix”) was referred to us by Maverick, and in exchange for such referral, we agreed to pay Maverick twenty-five (25%) of the gross income derived from monthly recurring revenue fees from Telemetrix.  Given the potential for Maverick to refer additional customers to our Company, we agreed to issue Maverick ten percent (10%) of the outstanding common stock in the Company, or 384,000 shares of common stock (“Equity’). The Equity shall be transferred to Maverick at the rate of twenty percent (20%) per year over five consecutive calendar years (each installment is a “Stock Transfer”). The first Stock Transfer of Equity shall occur on March 8, 2022, and the remaining Stock Transfers shall be made in equal installments each subsequent calendar year on or before January 10th, ending on or before January 10, 2025.  In the event of a sale, merger of change of control, or Major Liquidity Event of the Company, all remaining Stock Transfers shall immediately vest.  The Stock Transfers are restricted and each certificate shall contain a proper legend. The Compensation Agreement contains customary Representations and Warranties, Indemnification, Confidentiality, and Termination provisions. This summary is qualified in its entirety by the Compensation Agreement.  A redacted version of this Compensation Agreement is available upon request.

On March 16, 2021, the Board and Shareholders adopted the Traccom Inc 2021 Incentive Stock Plan (the “Plan”) to retain directors, executives, selected employees and consultants and reward them for making major contributions to the success of the Company.  The Plan is intended to further align the interest of officers and directors with the interests of Traccom Shareholders.  The Plan authorizes the issuance of delivery to participants of up to 600,000 shares of Traccom common stock.  The Plan is administered and interpreted by the Board.  The Plan was effective upon approval by Traccom Shareholders by unanimous written consent.  The Plan will terminate on the day immediately preceding the tenth anniversary of its effective date unless terminated earlier by the Board or unless extended by the Board with Traccom’s shareholders’ approval.  No shares have been issued under the Plan.

COVID-19 Effects

If the current outbreak of the coronavirus continues to grow, the effects of such a widespread infectious disease and epidemic may inhibit our ability to conduct our business and operations and could materially harm our Company. The coronavirus may cause us to have to reduce operations as a result of various lock-down procedures enacted by the local, state or federal government, which could restrict our ability to conduct our business operations. The coronavirus may also cause a decrease in spending on the types of products that we plan to offer, as a result of the economic turmoil resulting from the spread of the coronavirus and thereby having a negative effect on our ability to generate revenue from the sales of our products. The continued coronavirus outbreak may also restrict our ability to raise funding when needed and may also cause an overall decline in the economy as a whole. The specific and actual effects of the spread of coronavirus are difficult to assess at this time as the actual effects will depend on many factors beyond the control and knowledge of the Company. However, the spread of the coronavirus, if it continues, may cause an overall decline in the economy as a whole and also may materially harm our Company.

Plan of Operations

We have not yet generated any revenues, other than a small amount of Indiegogo contributions. The current Management Team has helped build the working prototype of all of our products, as well as manage the general financial accounting of the operations. The Company received its first purchase order in March 2021 for 1,000 Medical Pro™ devices with a value of $379,000 and anticipates a follow up order in 2021 for 14,000 devices with a value of $5.3 million.

With these orders, plus the amount raised as detailed in our “Use of Proceeds,” we will begin hiring more employees to handle supply chain management, accounting, website management and administrative. An office will be set up in McKinney, Texas.

The Max Borges Agency, based in Miami, Florida, will be hired to design and execute all of the marketing and PR initiatives. A 3PL provider in the Dallas, Texas area will be used to handle all the warehousing and order fulfillment functions.

The selling function will be shared by the Senior Management Team: Harry Steck will oversee the selling to airlines for the Traccom™ Basic device, Joseph Morgan will handle the sales of the Traccom™ Medical Pro product, and Robert Goldstein will manage the direct-to-consumer sales website. An independent Sales Agent will be engaged for selling the Traccom™ Pro device to logistics companies.

At this time, the Company anticipates beginning to ship the Traccom™ Medical Pro device in the first quarter of 2021 and the Traccom™ Basic and Pro devices shipping in late second quarter of 2021.

We believe the offering amount of proceeds along with the initial purchase order for the Traccom™ Medical Pro will satisfy our cash requirements to implement our plan of operations.

Trends Information

The core elements of our growth strategy include developing a product line with a strong brand awareness. We plan to invest significant resources in product development and marketing, and we anticipate that our operating expenses will continue to increase for the foreseeable future, particularly marketing costs and research and development of new products. These investments are intended to contribute to our long-term growth; however, they may affect our short-term profitability.

Our Company plans to raise funds from this Offering, to use funds raised to commence operations, and as of the date of this Offering Circular we have begun selling the Traccom™ Medical Pro device. All our operations to date have been developing our business plan, developing our product line and analysis the specific need of our targeted customers for these products. Accordingly, we have not experienced any recognizable trends in the last fiscal year.

Regulatory Matters

Our products must maintain compliance with the Federal Aviation Administration and similar government authorities in any international markets, however, our products need only two redundant ways to turn on and off in flight, and our products have three ways. Additionally, we will apply to and seek approval from the Federal Communications Commission and the European equivalent, because, to sell medical devices in the European Union, a product must apply for and obtain a CE Marking. We believe we will obtain any such approval or compliance.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Name	Age	Position(s)	Term	Approximate hour per week for part-time employees
Joseph Morgan	71	Director	October 2020 to September 2021[1]	Not applicable
		Chairman	October 2020 to September 2021[2]	Not applicable
Harry Steck	75	Director	October 2020 to September 2021[3]	Not applicable
		Chief Executive Officer	October 2020 to September 2021[2]	Not applicable
		President	October 2020 to September 2021[2]	Not applicable
		Chief Financial Officer	October 2020 to September 2021[2]	Not applicable
		Secretary	October 2020 to September 2021[2]	Not applicable
Robert Goldstein	63	Director	October 2020 to September 2021[4]	Not applicable
		Executive Vice President	October 2020 to September 2021[2]	Not applicable

Joseph Morgan

Joseph Morgan began his business career in 1968 as Assistant Chief Engineer at WDEF Television, the CBS affiliate in Chattanooga, Tennessee. He remained in that position until 1972 and took the facility’s local origination capabilities from black & white to color and implemented a complete switcher modification to accommodate state-of-the-art, at the time, special effects.

1 The date of September 2021 is an estimate. This office shall be held until Joseph Morgan’s seat as a director is subject to election at the next annual meeting of the company’s stockholders in 2021.

2 The date of September 2021 is an estimate. This office shall be held until it is subject to renomination by the Board, following the next annual meeting of the company’s stockholders in 2021.

3 The date of September 2021 is an estimate. This office shall be held until Harry Steck’s seat as a director is subject to election at the next annual meeting of the company’s stockholders in 2021.

4 The date of September 2021 is an estimate. This office shall be held until Robert Goldstein’s seat as a director is subject to election at the next annual meeting of the company’s stockholders in 2021.

In 1972, Joseph joined International Video Corporation, a California company, as a Field Service Engineer. He then transitioned in the role of Sales Engineer and attained the highest sales in a single year, more than any other Sales Engineer, worldwide.

In 1976, Joseph formed Video Masters, Inc., a video production company. This company was very successful with a client list such as NASA, IBM, Delta Airlines, Disney, General Motors, Ford, Sears, AT&T, BellSouth, Syniverse, US Government, GTE/Verizon, NBC, CBS, ABC in the U.S. and international clients from Korea, India, Canada, England.

After selling Video Masters in 1988, Joseph retreated to a “Consulting” role for 4 years. Then in 1992, Joseph started another entrepreneurial venture, outside of broadcast video production, into prepaid cellular services. USA Telecommunications Inc. was the anthesis of Joseph’s focus on the value and importance of Intellectual Property. Joseph was granted his first U.S. Patent and sold that company to AT&T in 1999. Although Joseph became Vice President of Wireless Research and Development for AT&T, personal restrictions were placed on Joseph regarding intellectual property by AT&T, which encouraged Joseph to continue his entrepreneurial pursuits.

Joseph purchased a cellular license in 2000 and started deploying cellular-based technologies and his focus on intellectual property, yielded 23 additional Patent Filings that span a plethora of unique functionalities for the wireless industry including; using the signaling protocols for CDMA and/or GSM that facilitate prepaid wireless telephony services, seamless SIP signaling integration, measured services, Wi-Fi Offload Services, nSIM© Services (IMSI pooling to reduce international roaming charges), eSIM solutions, SIMLESS solutions, flight aware asset tracking technologies, Proprietary Machine to Machine communications, credit card clearing, electronic coupon distribution, database integrations from certain applications from various end-user wireless devices and a method for ubiquitous cash collection with real-time balance transfer applications.

In 2012, Joseph created a unique cellular based tracking Device called Trakdot™ that enables unlimited tracking worldwide for approximately $1 /month. This product was offered by Globatrac in 2013, during which time Joseph was the CTO and Harry Steck was the President, CEO.

In 2014, Joseph created Midwest Network Solutions, LLC, from which he provided patented cutting-edge cellular solutions as well as ubiquitous roaming services all over the world.

In 2018, Joseph and Harry reunited to create Traccom to serve the global tracking and logistics market. Joseph currently serves as Chairman and CTO of Traccom.

Joseph holds an Associate of Engineering degree from Chattanooga State Community College and currently resides in Jefferson, GA with his wife, Sonja, of 33 years. He enjoys photography, computer science and audio and video production.

Harry Steck

From 1965 to 1982, Harry Steck work with JCPenney, holding senior buying and marketing positions in its drug store division, Thrift Drug Company. From 1982 to 1985, Harry held SVP of Merchandising positions with Fays Drug and Gray Drug. In 1985, Harry was recruited to Sara Lee as VP of Merchandising in its Hanes Hosiery division, based in Winston-Salem, NC. For seven years, he oversaw marketing and distribution operations. In 1992, the Rank Corporation, a public company based in London, UK, recruited him as President / CEO of its U.S. based Rank Retail America division. Harry held this position through 1996, at which time he led a board-approved divestiture of Rank Retail America. In 1996, Harry joined GT Interactive Software, based in New York City, as SVP to lead its OTC public offering. Upon a successful offering, he stayed with the company for four additional years.

From 2000 to 2006, Harry elected to step back from his business career as he and his wife decided to focus on raising their three children.

In 2006, Harry was recruited by Itochu, a Tokyo based public company for the position of President / CEO of its Master Halco division, a specialty steel producer based in Los Angeles. In 2009, Harry resigned from Master Halco.

After a second attempt at retirement, Harry was selected by a Lebanese investor group in 2013 to oversee a Los Angeles based technology startup company. In this role, Harry collaborated with Joseph Morgan, its CTO, to create and launch Trakdot™ the first ever successful tracking device to be used for airline checked in luggage. In 2018, Harry and Joseph established Traccom Inc. to create the successor product to Trakdot™. Harry currently serves as President and CEO of Traccom. Harry also oversees the financial operations of VinGardeValise, Inc., a New Mexico based specialty luggage manufacturer, and serves on its Board of Directors.

Harry is a graduate of the University of Pittsburgh where he holds an MBA and completed post graduate programs at Harvard and IMEDE (University of Lausanne, Switzerland). He currently resides in Los Angeles with his wife of 51 years, Nancy. He enjoys reading, riding the stationary bicycle and taking Viking river cruises.

Robert Goldstein

Robert Goldstein began his professional career in 1979. Mr. Goldstein is a Senior Executive of Information Technology with demonstrated expertise in system design, implementation, agile methodologies, information security, predictive analytics, infrastructure design, and business transformation. Robert is a trusted advisor on technology-related matters with a focus on healthcare a visionary and innovative leader who builds and develops high-performing teams and delivers cost-effective solutions that drive company performance and profitability.

From 1979 to 1996, Robert focused his professional career on developing systems for the Health Care market. Robert worked at Health Information Systems, Mount Sinai Medical Center, St Lukes Roosevelt Medical Center, and National Healthtech. Robert quickly moved up the corporate ladder, starting initially as a programmer and achieving the position of Director of Information Technology

From 1996 to 2011, Robert began a new chapter in his career, moving from Healthcare to Manufacturing and Distribution. During this time, Robert worked for Amcor Sunclipse, Balboa Instruments, and Master Halco, where he held the position of Vice President/Senior Vice President

After leaving Master Halco in 2011, Robert decided to return to the Healthcare Industry. Robert was recruited by MedAssets to turnaround an underperforming division, Distribution Support Systems, ultimately returning the division to profitability. In 2018, after the Distribution Support Systems was sold, Robert was hired by Votum Technology Group, servicing healthcare customers focusing on Artificial Intelligence and Robotic Process Automation. Robert currently serves as Executive Vice President of Traccom.

Robert is a graduate of SUNY, Empire State College, New York. Robert holds a BS in Information Systems. Robert currently resides in McKinney, TX, with his wife of 27 years, Roberta. Robert enjoys reading, movies, hiking, and bicycle riding in the great outdoors. Robert loves spending time with his grandchildren, who also reside in McKinney, TX.

Family Relationships

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

•been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

•had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Capacities in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
Joseph Morgan*	N/A	$0.00	$0.00	$0.00
Harry Steck*	N/A	$0.00	$0.00	$0.00
Robert Goldstein*	N/A	$0.00	$0.00	$0.00

*After raising at least $500,000 from offering proceeds or the execution of the first purchase order for the Traccom™ Medical Pro device, Management salaries will be activated for its three management positions: Chairman at $85,000 annually, President / CEO at $85,000 annually and EVP at $150,000 annually.

Employment Agreements

The Company does not currently have any employment agreements in place.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As of December 31, 2020, the members of the Board and the executive officers of the Company hold 85.8 percent of the issued and outstanding capital stock of the Company. Members of the Board, executive officers of the Company, and other persons owning ten percent or more of the Company’s issued and outstanding capital stock include the following:

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of Class
Common Stock	Joseph Morgan	2,440,000	0	63.5%(2)
Common Stock	Harry Steck	800,000	0	20.8%(2)
Common Stock	Armand Marino	480,000	0	12.5%(2)
Common Stock(1)	Maverick Technology Group, LLC	384,000	0	10%(2)

The address of each person listed on the table except for Maverick Technology Group, LLC is c/o Traccom Inc., P.O. Box 8906, 4774 Park Granada, Suite 10, Calabasas, CA 91372.

(1)The address of Maverick Technology Group, LLC is 12080 Castleton Court, Alpharetta, GA, 30022.  The 384,000 shares of common stock shall be transferred to Maverick at the rate of twenty percent (20%) per year over five consecutive calendar years (each installment is a “Stock Transfer”). The first Stock Transfer of Equity shall occur on March 8, 2022 which is the first-year anniversary of the execution of the Telemetrix Agreement, and the remaining Stock Transfers shall be made in equal installments each subsequent calendar year on or before January 10th, ending on or before January 10, 2025.  The Stock Transfers are restricted and each certificate shall contain a proper legend.  The issuance of shares to Maverick is a sale of unregistered securities pursuant to Section 4(a)(2).

(2)The issuance of shares to Maverick is a subsequent event to our audit completed on February 22, 2021.  Therefore, the impact of this issuance has not been given effect in the table above.  The effect of the issuance of shares to

Maverick on the table above is: Joseph Morgan will hold 57.8% of the common stock of the Company, Harry Steck will hold 18.9% of the common stock of the Company, and Armand Marino will hold 11.4% of the common stock of the Company.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

None of the members of the Board, the Company’s executive officers, or other affiliates have or will be involved in a material company transaction as of the date of this Offering Circular.

Joseph Morgan, Chairman and CTO of Traccom Inc., and Armand Marino, along with a third-party, are the owners of MNS Hub, the exclusive provider of connectivity service to Traccom Inc. Over time, we project that MNS Hub will be the largest supplier to the Company, reaching $19.4 million in our fifth year. However, Traccom Inc., Armand Marino, Joseph Morgan and/or MNS Hub have not entered into any such agreements.

SECURITIES BEING OFFERED

The following is a summary of the principal terms of, and is qualified by reference to, the bylaws and the subscription agreements relating to the purchase of the interests offered hereby, which are attached as exhibits to the offering statement of which this offering circular forms a part. This summary is qualified in its entirety by reference to the detailed provisions of those agreements, which should be reviewed in their entirety by each prospective investor. In the event that the provisions of this summary differ from the provisions of the bylaws or the subscription agreements (as applicable), the provisions of the bylaws or the subscription agreements (as applicable) shall apply. Capitalized terms used in this summary that are not defined shall have the meanings ascribed thereto in the bylaws.

Shares, as offered for sale hereby, are shares of the common stock of the Company. Shares are offered at the price of $2.85 per Share, for maximum proceeds to the Company of $1,000,000. The Company’s authorized capital stock consists of 10,000,000 shares of common stock. As of December 31, 2020, the company had issued 3,840,000 shares of common stock. Other than such issued capital stock, no other equity securities of the Company, or securities or other instruments convertible into or otherwise redeemable for equity securities of the company, are issued and outstanding.

The following summary of rights of the capital stock of the Company as provided in its Certificate of Incorporation, as amended (the “Articles”), and bylaws (the “Bylaws”), is a summary only. The Articles and Bylaws, filed with this Offering Circular as exhibits hereto, provide more detailed information concerning the rights of the capital stock of the company. Potential purchasers of Shares are encouraged to fully review the Articles and Bylaws.

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the company. All stockholders of the Company are entitled to share equally in dividends, if any, as may be declared from time to time by the Board out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights. There are no sinking fund provisions applicable to any class of our stock, and no stockholder has liability for further calls or assessment by the Company. No class of capital stock nor any existing stock has any conversion rights. There are no restrictions on the alienability of the common stock of the Company, other than pursuant to federal and state securities laws. The Articles do not include any provisions discriminating against any existing or prospective stockholder, and no rights of stockholders that may be modified otherwise than by a vote of a majority or more of the shares outstanding, voting as a class.

LEGAL MATTERS

The validity of the shares offered hereby will be passed upon for us by Weintraub Law Group.

EXPERTS

Our financial statements as of December 31, 2020 and December 31, 2019 included in this Offering Circular were audited on February 22, 2021 by Omar Alnuaimi, CPA.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the shares offered by this offering circular. This offering circular does not contain all of the information included in the offering statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the shares to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the closing of this offering, we will be subject to the informational requirements of Tier 2 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

You can read the offering statement and our future filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

TRACCOM INC.

Financial Statements For The Year Ended December 31, 2020 & 2019

TOGETHER WITH INDEPENDENT ACCOUNTANT AUDIT REPORT

INDEPENDENT ACCOUNTANT AUDIT REPORT

To the Board of Directors of TRACCOM INC.

We have audited the accompanying financial statements of TRACCOM INC., which comprise the Balance Sheets as of December 31, 2020 & 2019, the related Statement of Operations, the related Statements of Cash Flows, and the related Statements of Shareholders Equity for the 12-month periods then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TRACCOM INC. as of December 31, 2020 & 2019, and the results of its operations and its cash flows for the periods then ended in accordance with accounting principles generally accepted in the United States of America.

Omar Alnuaimi, CPA

Naperville, IL

February 22, 2021

TRACCOM INC.
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020 & 2019

	2020	2019

Revenue	$-	$-
Total Revenue
	-	-
Gross Profit

Operating Expense
Bank Fees	264	-
Crowdfunding Fees	-	2,047
Dues & Subscriptions	5,325	1,273
Legal & Professional Fees	92,784	923
Advertising & Promotion Expense	84	4,219
Misc. Expense	-	108
Shipping & Postage Expense	238	433
Supplies Expense	256	286
Travel Expense	4,641	4,986
Total Operating Expenses	103,592	14,275

Net Income From Operations	(103,592)	(14,275)

Other Income (Expense)
Deprecation Expense	(321)	(321)
Interest Expense	(1,544)	-

Net Income Before Provision for Income Tax	(105,457)	(14,596)

Provision for Income Taxes	-	-

Net Income (Loss)	$(105,457)	$(14,596)

Earnings (loss) per Share	$(0.0275)	$(0.0038)

TRACCOM INC.
BALANCE SHEET
DECEMBER 31, 2020 & 2019

	12/31/2020	12/31/2019
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$2,161	$18,847
Other Current Assets	-	1,212
TOTAL CURRENT ASSETS	2,161	20,059

NON‐CURRENT ASSETS
Fixed Assets - Equipment	1,605	1,605
Less: Accumulated Depreciation	(642)	(321)
Fixed Assets - Equipment (net)	963	1,284
Capitalized Software	125,000	-
Loans Due From Shareholders	2,378	2,378
TOTAL NON-CURRENT ASSETS	128,341	3,662

TOTAL ASSETS	130,502	23,721

LIABILITIES AND OWNER'S EQUITY

CURRENT LIABILITIES
Accounts Payable	-	5,244
Deferred Revenue	29,032	-
Other Current Liabilities	100,000	-
Loans Due to Shareholders	105,964	-
Company Credit Card	14,010	(238)
TOTAL CURRENT LIABILITIES	249,006	5,007

NON‐CURRENT LIABILITIES
Loans Due to Shareholders	-	7,473
Deferred Revenue	-	24,290
TOTAL NON-CURRENT LIABILITIES	-	31,763

TOTAL LIABILITIES	249,006	36,769

OWNER'S EQUITY
Common Stock ($0.00025 par value,	960	960
3,840,000 shares issued and outstanding)
Common Stock - APIC	1,418	1,418
Retained Earnings (Deficit)	(15,426)	(830)
Net Income (Loss)	(105,457)	(14,596)
TOTAL SHAREHOLDERS' EQUITY	(118,505)	(13,048)

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$130,502	$23,721

TRACCOM INC.
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2020 & 2019

	2020	2019

OPERATING ACTIVITIES
Net Income	$(105,457)	$(14,596)
Non-Cash Adjustments
Changes in Other Current Assets	1,212	(1,212)
Changes in Company Credit Card	14,248	(238)
Changes in Accumulated Deprecation/Amortization	321	321
Changes in Deferred Revenue	4,742	24,290
Changes in Other Current Liabilities	100,000	-
Changes in Accounts Payable	(5,244)	5,244
Other Non-Cash Adjustments

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	9,822	13,801

INVESTING ACTIVITIES
Capitalized Software	(125,000)	-

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(125,000)	-

FINANCING ACTIVITIES
Loans Due to Shareholders	98,492	5,046

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	98,492	5,046

NET INCREASE (DECREASE) IN CASH	(16,686)	18,847
CASH AT BEGINNING OF PERIOD	18,847	-
CASH AT END OF PERIOD	$2,161	$18,847

TRACCOM INC.
STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY
December 31, 2020 & 2019

	Opening Equity Balance	Yearly Changes	Total

Balance, December 31, 2018	$1,523	$-	$1,523
Net Income for the period ending December 31, 2019	-	(14,596)	(14,596)
Equity Contributions (Distributions)	-	25	25
Balance, December 31, 2019	$1,523	$(14,571)	$(13,048)

Balance, December 31, 2019	$(13,048)	$-	$(13,048)
Net Income for the period ending December 31, 2020	-	(105,457)	(105,457)
Equity Contributions (Distributions)	-	-	-
Balance, December 31, 2020	$(13,048)	$(105,457)	$(118,505)

NOTE A – ORGANIZATION AND NATURE OF ACTIVITIES

TRACCOM INC. (the “Company”) is a Delaware corporation formed on November 5, 2018. The Company is engaged in the design, manufacturing, marketing, and selling of high-quality, advanced technology, low-cost tracking, and monitoring devices for consumer and commercial use. The Company has developed three primary devices for sale/use, all under the trademark known as “Traccom™”. These products are known as Traccom™ Basic, Traccom™ Pro, and Traccom™ Medical Pro.

Traccom™ Basic is designed to facilitate consumer passenger airline luggage tracking. Each year, approximately four billion units of passenger luggage are checked into worldwide airline flights. Approximately eight million units of luggage arrive late while seventeen million units never arrive at their destination. Traccom™ Basic addresses this issue by alerting the luggage owner immediately after the luggage has arrived at its destination. This alert is delivered via a direct SMS message and/or email. To the company’s knowledge, this device is the only device compliant with airline requirements to have redundant methods for powering off in-flight. Traccom™ Basic is in its final stages of development and testing and The Company anticipates shipping of this product to begin in Q2/Q3 2021.

Traccom™ Pro applies the same concept, however it is intended to address the Common Carrier Services industry. Each year, approximately twenty-seven billion shipments occur globally via various modes of transportation (airline freight, cargo ships, etc.). Global distribution companies, insurance companies, and individual consumers alike will enjoy the benefits of Traccom™ Pro as the product will allow them to monitor real-time temperature, humidity, shock, etc. of their cargo while in transit. Traccom™ Pro is in its final stages of development and testing and The Company anticipates shipping of this product to begin in Q2/Q3 2021.

Traccom™ Medical Pro is designed to serve the healthcare industry by providing real-time monitoring of individuals with chronic or serious health conditions, commonly known as Remote Patient Monitoring among healthcare professionals. The device addresses the need to provide daily monitoring of a patient that displays health risks, whether from age, chronic illnesses, surgery or injury related issues. It also addresses the need for daily medical overview and monitoring, as well as alerting of additional health risks that are driven by patient non-compliance of physician instructions. The device aims to offer real- time monitoring of persons with such health conditions and others in a manner compliant with the Health Insurance Portability and Accountability Act (HIPAA). Patient data points tracked would include blood pressure, oxygen / pulse, weight, glucose, temperature and spirometer. Traccom™ Medical Pro is especially attractive to patients’ Primary Care Providers (PCP). The devices provides the PCP the ability to maintain a higher patient count without a linear increase in nursing staff or physician time, it provides a higher quality of daily health monitoring and subsequent care, and it reduces trips to the emergency room by identifying health issues before the issues cause a health emergency. While this device is meant to be administered by a PCP, it can be used recreationally by anyone, or by a HMO or Insurance Company, using the device’s default algorithm / recommended settings, as driven by the Key Health Indicator questionnaire. The Company anticipates Traccom™ Medical Pro will be ready to ship by early Q2 2021.

NOTE A – ORGANIZATION AND NATURE OF ACTIVITIES (cont.)

The Company’s operating model will consist of two revenue streams: (1) The first revenue stream will be the fixed sales price of the initial deployment of a device / activation. (2) The second revenue stream consists of the recurring annual subscription fee of the device. The Company has also identified a third potential significant revenue source which will be derived from data mining from the three devices.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). As a result, the Company records revenue when earned and expenses when incurred.

Use of Estimates

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosures of contingent assets and liabilities and other items, as well as the reported revenues and expenses. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and any cash equivalents include all cash balances, and highly liquid investments with maturities of three months or less when purchased

Fixed Assets and Depreciation

Property and Equipment is stated at cost. Accounting principles generally accepted in the United States of America require that property and equipment be depreciated using the straight-line method.

Depreciation in these financial statements reflects accelerated depreciation methods used for the tax return. The effects of these departures from accounting principles generally accepted in the United States of America on financial position, results of operations, and cash flows have not been determined. Expenditures for normal repairs and maintenance are charged to operations as incurred.

The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying value of such assets may not be fully recoverable. Impairment is present when the sum of the undiscounted estimated future cash flows expected to result from use of the assets is less than carrying value. If impairment is present, the carrying value of the impaired asset is reduced to its fair value. As of December 31, 2020, & 2019, no impairment loss has been recognized for long-lived assets.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. Revenues are generally recognized upon shipment of a sale. Unshipped orders are recorded as deferred revenues.

Deferred Revenue

Deferred revenue consists of prepayments by the Company’s customers for products sold. During 2020 and 2019, the company received prepayments of products totaling $4,742 and $24,290, respectively. These prepayments were executed via a crowdfunding campaign facilitated by the ‘Indiegogo’ organization. The terms of the crowdfunding campaign allow The Company collect prepayments for products from customers at the time of sale, however delivery of these products will occur when manufacturing of distribution of the products become available. Deferred revenue that will be recognized upon shipment of the products sold.

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States. The Company sustained net operating losses during fiscal year 2020 & 2019. Net operating losses will be carried forward to reduce taxable income in future years. Due to management’s uncertainty as to the timing and valuation of any benefits associated with the net operating loss carryforwards, the Company has elected to recognize an allowance to account for them in the financial statements but has fully reserved it. Under current law, net operating losses may be carried forward indefinitely.

NOTE B – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Capitalized Software

This balance represents the engineering costs of software, firmware design, and development related to the circuit board built into the products. This software is proprietary and the company intends to patent this design.

The Company accounts for these costs in accordance with FASB ASC 350-40 "Internal-Use Software". As required by ASC 350-40, the Company capitalizes the costs incurred during the application development stage, which include costs to design the software configuration and interfaces, coding, installation, and testing.

The capitalization and ongoing assessment of recoverability of development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility, and estimated economic life. As of December 31, 2020, assessment of recoverability of development costs has resulted in no impairment related write- off/expense.

Advertising Expenses

The Company expenses advertising costs as they are incurred. Loans Due to Shareholders

Balances includes company expenses paid on behalf of The Company by Shareholders as well as cash loans made to The Company by Shareholders. In both instances, the agreement dictates a 0% interest rate and repayment will commence upon the successful capital raise to occur in 2021.

Other Current Liabilities

Balance includes one cash loan made to The Company from an outside, third party. The agreement dictates a 0% interest rate and repayment will commence upon the successful capital raise to occur in 2021.

Commitments and Contingencies

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company or its members as of December 31, 2020 & 2019.

NOTE C – EQUITY

Common Stock

Under the articles of incorporation, the total number of common shares of stock that the Corporation shall have authority to issue is ten million (10,000,000), $0.00025 par value per share. As of December 31, 2020, & December 31, 2019, 3,840,000 shares have been issued and are outstanding.

NOTE D – RELATED PARTY TRANSACTIONS

Joseph Morgan, Chairman and CTO of Traccom Inc., and Armand Marino (currently holds 12.5% of The Company’s outstanding common shares), along with a third-party, are the owners of MNS Hub, the exclusive provider of connectivity service to Traccom Inc. Over time, The Company projects MNS Hub will be the largest supplier to The Company, reaching $19.4 million in Year 5. However, Traccom Inc., Armand Marino, Joseph Morgan and/or MNS Hub have not entered into any such agreements as of December 31, 2020.

NOTE E – CONCENTRATIONS OF RISK

Financial instruments that potentially subject the Company to credit risk consist of cash and cash equivalents. The Company places its cash and any cash equivalents with a limited number of high-quality financial institutions and do not exceed the amount of insurance provided on such deposits.

NOTE F – SUBSEQUENT EVENTS

Management has evaluated subsequent events through February 22, 2021, the date on which the financial statements were available to be issued. Management has determined that none of the events occurring after the date of the balance sheet through the date of Management’s review substantially affect the amounts and disclosure of the accompanying financial statements.

PART III – EXHIBITS

Exhibit Index

Exhibit No.	Description
2.1*	Amended and Restated Certificate of Incorporation
2.2*	Bylaws
4.1*	Form of Subscription Agreement
12*	Legal Opinion
13.1*	Testing the Waters Communication, 1
13.2*	Testing the Waters Communication, 2
16.1*	Competitor Comparison Matrix

* Filed herewith

** To be filed by amendment

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on March 17, 2021.

Traccom, Inc.

/s/ Harry Steck
Chief Executive Officer; Chief Financial Officer; Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Joseph Morgan
Director

/s/ Robert Goldstein
Director